Exhibit 5 and Exhibit 23(a)

June 19, 2002

Computer Task Group, Incorporated
800 Delaware Avenue
Buffalo, New York 14209

Dear Sirs:

        You have requested an opinion of counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Computer Task Group, Incorporated (the "Company") to be filed on or about June 20, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to 1,000,000 shares (the "Shares") of the Company's common stock, $.01 par value, to be issued under the Computer Task Group, Incorporated 2000 Equity Award Plan (the "Plan") pursuant to an amendment to the Plan that was adopted at a meeting of shareholders of the Company on May 1, 2002.

        In connection with the opinions set forth in this letter, I have (1) examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of documents, corporate records and other instruments, (2) made such inquiries as to questions of fact of officers and representatives of the Company and the proceedings relating to and actions taken by the Company in connection with the adoption or amendment of the Plan, and (3) made such examination of law, as I have deemed necessary or appropriate for the purpose of giving the opinions expressed herein. I do not express any opinion concerning any law other than the law of the State of New York and the federal law of the United States of America.

        Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Peter P. Radetich
Peter P. Radetich
Vice President, Secretary & General Counsel